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                                                                     Exhibit 8.1

                [Letterhead of Jaffe, Raitt, Heuer & Weiss, P.C.]


                                 August 23, 2002

Genomic Solutions Inc.
4355 Varsity Drive, Suite E
Ann Arbor, Michigan 48108


Ladies and Gentlemen:

       We have acted as counsel to Genomic Solutions Inc. ("GSI") in connection with the contemplated merger (the "Merger") of GSI with and into HAG Acq. Corp. ("Sub"), a Delaware corporation and wholly-owned subsidiary of Harvard Bioscience, Inc., a Delaware corporation ("HBIO"), pursuant to an Agreement and Plan of Merger dated July 17, 2002 (the "Merger Agreement"), by and among GSI, Sub and HBIO. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement. This opinion is being delivered to you in satisfaction of Section 8.2(e) of the Merger Agreement.

       In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by GSI and HBIO, including representations set forth in the Officer's Certificates of GSI and HBIO that were provided to us (the "Officers' Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by GSI, HBIO and others, including those set forth in the Officers' Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

       In our examination, in addition to the foregoing, we have assumed (without any independent investigation) that:

       1. Original documents (including signatures thereto) are authentic, documents submitted to us as certified, photostatic or facsimile copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

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Genomic Solutions Inc.
August 23, 2002
Page 2


       2. The Merger Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms.

       3. The Transactions contemplated by the Merger Agreement will be consummated in accordance with such agreements and all covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof.

       4. The matters set forth in the Officers' Certificates are true and will remain true at the Effective Time.

       5. The Certificate of Merger, which incorporates the terms of the Merger, will be filed in the appropriate office in the State of Delaware.

       The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. All of the foregoing are subject to change, perhaps with retroactive effect; any such change may require modification of the opinion rendered herein. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any aspect of the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to such matter, our opinion has no binding effect on the IRS or the courts.

       Based upon and subject to the foregoing, and subject to the qualifications set forth herein, it is our opinion that, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code.

       We express no opinions as to matters of law other than the matters of federal income tax law specifically addressed hereby. We are furnishing this opinion to you solely for the purpose of its satisfying the condition to Closing described in Section 8.2(e) of the Merger Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We disclaim any obligation to update this opinion letter for events, including changes of law, which occur or come to our attention after the date hereof.

       We hereby consent to the filing of this opinion as an Exhibit to the Form S-4. We also consent to the reference to our firm name wherever appearing in the Form S-4 with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy Statement constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Form S-4 within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                        JAFFE, RAITT, HEUER & WEISS, P.C.
                            Professional Corporation

                                /s/ William E. Sider

                                William E. Sider